Exhibit 1.01

Exhibit 1.01

SLEEP NUMBER CORPORATION
CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD
ENDED DECEMBER 31, 2024

This is the Conflict Minerals Report (“Report”) for Sleep Number Corporation (“Sleep Number” or the “Company,” “we,” “us,” or “our”) for the reporting period from January 1 through December 31, 2024 and is presented in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).

The Democratic Republic of the Congo (“DRC”) and adjoining countries have reserves of the minerals tin, tantalum, tungsten, and gold (collectively known as “3TG”). 3TG minerals are commonly used in manufacturing many consumer products. 3TG minerals are occasionally sourced and traded illegally in the eastern DRC and adjoining countries (collectively, “Covered Countries”) by armed groups also responsible for committing human rights violations.

The Securities and Exchange Commission (“SEC”) adopted the Rule to implement conflict minerals reporting and disclosure requirements set forth in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Section 1502 requires SEC registrants to disclose whether their manufactured products contain conflict minerals that are necessary to the functionality or production of their products. The minerals subject to the SEC’s disclosure requirements are cassiterite (tin), columbite-tantalite (tantalum), gold, wolframite (tungsten), and their derivatives, which, in the case of cassiterite, columbite-tantalite, gold, and wolframite, are limited to 3TG (“Conflict Minerals”). Sleep Number files this Conflict Minerals Report pursuant to the Rule and Section 1502 of Dodd-Frank.

In accordance with the requirements of the Rule, Sleep Number’s Conflict Minerals Task Force, a cross-functional team of subject matter experts from relevant functional areas of the Company including sourcing, legal, and product compliance (“Task Force”), performed a Reasonable Country of Origin Inquiry (“RCOI”) designed to determine if any 3TG necessary to the functionality and production of our products may have originated in the Covered Countries. We surveyed all active suppliers and asked those who indicated the presence of 3TG in their products to complete the Conflict Minerals Reporting Template (“CMRT”) created by the Responsible Minerals Initiative of the Responsible Business Alliance (“RMI”). The Task Force engaged Supply Chain team members responsible for managing Sleep Number’s relationship with said direct suppliers to send the CMRTs. The Task Force then reviewed supplier CMRT responses for accuracy and completeness and, where necessary, contacted suppliers for clarification about their respective responses. Sixteen direct suppliers indicated the presence of 3TG in products supplied to Sleep Number. Five of the suppliers reported that the 3TG in the supplied products may have originated in Covered Countries from non-conformant smelters, two reported that the 3TG in the supplied products originated in Covered Countries from conformant smelters, six reported that the 3TG in the supplied products did not originate in the Covered Countries, two suppliers reported that the origin, mines, or facilities used to produce the supplied 3TG is unknown, and one supplier reported sourcing tin from Covered Countries from conformant smelters and gold and tungsten that did not originate in the Covered Countries.

1. Diligence

1.1 Design of Due Diligence

As a result of our RCOI, we determined that the 3TG contained in some of our products may have originated in one or more Covered Countries. We therefore engaged in due diligence regarding the sources and chain of custody of this 3TG in accordance with Rule 13p-1 of the Securities Exchange Act. We looked to the Organisation for Economic Co-operation and Development’s (“OECD”) framework and the 3rd Edition of its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) throughout this process for guidance.

Step 1 – Company Management Systems

Conflict Minerals Policy
Sleep Number has adopted a Conflict Minerals Policy that has been made available to its suppliers and the public at https://www.sleepnumber.com/legal-notices. The website and information accessible through the link are not incorporated into this Report.

Internal Management Structure
Sleep Number has established an internal management process to support its supply chain due diligence efforts. We established the Task Force to implement our Conflict Minerals due diligence and compliance strategy. Task Force members brief management in their respective functions monthly during the due diligence process.

Supply Chain Controls and Transparency
Sleep Number expects its suppliers to source 3TG from ethical sub-tier suppliers and to adopt the RMI’s Responsible Minerals Assurance Process (“RMAP”) (formerly the Conflict Free Smelter Program) as a compliance standard. We require suppliers to annually certify whether the products they supply to Sleep Number in that calendar year contain 3TG and, if so, to provide written evidence documenting their due diligence efforts and source determinations. We centrally maintain all relevant documentation in an electronic format.

Supplier Engagement
Sleep Number is committed to ensuring conflict-free sourcing of metals through collaboration with suppliers by incorporating compliance expectations in new commercial contracts and written agreements. Suppliers are referred to Sleep Number’s Conflict Minerals Policy and are educated on an as-needed, ongoing basis about the requirements, methods, and importance of 3TG supply chain due diligence and disclosure.

Company Grievance Mechanism
Sleep Number has a Company-level grievance mechanism in place that may be used for reporting issues regarding Conflict Minerals sourcing.

Step 2 – Identify and Assess Risk in the Supply Chain

Sleep Number does not directly source 3TG from mines, smelters, or refiners, and is in most cases several production levels removed from them. We therefore rely on our direct suppliers to collect data about the presence and country of origin of any 3TG necessary to the functionality of any products supplied to us. We surveyed direct suppliers and evaluated their respective responses to determine the sufficiency, accuracy, and completeness of the information provided.

Step 3 – Design and Implement a Strategy to Respond to Identified Risks

Sleep Number’s Task Force provides regular reporting to management in their respective functional areas regarding Conflict Minerals due diligence and compliance strategy updates. The Task Force provides the necessary information for management to determine on a case-by-case basis whether Sleep Number continues to source from suppliers during mitigation of identified risks in its supply chain.

Step 4 – Carry Out an Independent Third-Party Audit of Refiner’s Due Diligence Practices

Sleep Number does not have direct relationships with 3TG smelters or refiners and, as such, we do not perform direct audits of the entities that provide our supply chain with 3TG. We, however, support and rely on industry efforts to influence smelters and refiners to get audited and certified through the RMI.

Step 5 – Report on Supply Chain Due Diligence

In accordance with the OECD Guidance and the Rule, this Report is available on our website at https://www.sleepnumber.com/legal-notices. The website and information accessible through the link are not incorporated into this Report.

1.2 Due Diligence Results

All of our active direct suppliers were asked to determine and disclose the presence of 3TG in materials manufactured for Sleep Number in 2024 by completing the CMRT and identifying smelter names and the 3TG’s source country. The Task Force engaged the Supply Chain team members responsible for managing Sleep Number’s relationship with said direct suppliers to send the CMRTs, a process enhancement which may have increased the number of responses received and improved the timeliness of said responses.

Sixteen direct suppliers indicated the presence of 3TG in products supplied to Sleep Number. Five of the suppliers reported that the 3TG in the supplied products may have originated in Covered Countries from non-conformant smelters, two reported that the 3TG in the supplied products originated in Covered Countries from conformant smelters, six reported that the 3TG in the supplied products did not originate in the Covered Countries, two suppliers reported that the origin, mines, or facilities used to produce the supplied 3TG is unknown, and one supplier reported sourcing tin from Covered Countries from conformant smelters and gold and tungsten that did not originate in the Covered Countries.

Despite our RCOI and continued diligence efforts, it is possible that the 3TG contained in some of our supplied products may have originated in one or more Covered Country due to the complexity and fluidity of our supply chain and the lack of information regarding certain sub-tier suppliers. We intend to further develop transparency into our supply chain by using our due diligence processes, driving accountability within the supply chain by implementing the industry standard RMAP, and continuing our supplier outreach efforts.

2. Product Descriptions

Sleep Number manufactures and contracts to manufacture various mattresses, adjustable bases, bedding, and sleep-related accessory products. Each product is made up of numerous components sourced from many suppliers which may contain 3TG. Specifically, 3TG is present in the following products and/or components: adjustable bases, batteries, electronic pumps, electric solenoids, foam layers, foam pillows, heating/cooling engines, hoses, manifold (flow control valve, an electronic pump component), power cords, printed circuit boards, remote controls, and electronic components of air pumps, adjustable bases, furniture, and upholstered headboards (“Products”). As a result of the due diligence procedures described above, including the required RCOI, we cannot exclude the possibility that some of the 3TG used in the Products may have originated in a Covered Country. Our inquiry and diligence efforts are ongoing.

3. Future Enhancement Measures

Sleep Number is committed to conducting business activities to the highest standards of ethics and social responsibility and providing our customers with ethically-sourced products. We support the goal of ending violence, human rights violations, and environmental devastation in the DRC and adjoining countries. As a result of our findings for this reporting year, we will continue to enhance our process, including our ability to identify, assess, and quickly mitigate any risk of the presence of 3TG sourced from Covered Countries in our products. We will also continue to require our suppliers to ethically source all materials used in our products. We intend to take the following actions to further refine and improve our 3TG due diligence efforts:

Enhancement Measures:
a. Investigate additional resources and potential tools to help the Task Force improve tracking, evaluating, and storing of supplier 3TG due diligence data.
b. Identify further external opportunities to enhance our due diligence processes including working with trade associations and other third parties to define and improve best practices.
c. Explore and discuss opportunities for best practices enhancements on a regularly scheduled basis.

Caution Concerning Forward-Looking Statements

This Report may contain or incorporate by reference certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in or incorporated by reference into this Report that are not statements of historical fact may be deemed to be forward-looking statements, including but not limited to, our ability to constructively work with our suppliers to achieve compliance, our ability to enter into new contracts that incorporate compliance expectations, our ability to maintain long-term relationships with our suppliers, and our ability to improve our due diligence process. We try to identify forward-looking statements in this Report and elsewhere by using words such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “potential,” “continue,” or the negative of these or similar terms. Our forward-looking statements speak only as of the date made and by their nature involve substantial risks and uncertainties.

4